Registration No. 333-23087

      As filed with the Securities and Exchange Commission on May 30, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         CONSOLIDATED ECO-SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Idaho                                    82-0474589
 (State or other jurisdiction of                  (I.R.S. Employer
  incorporation or organization)                Identification Number)

                              6807 West 12th Street
                           Little Rock, Arkansas 72204
                                 (501) 664-7745
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JAMES J. CONNORS, JR.
                         Consolidated Eco-Systems, Inc.
                              6807 West 12th Street
                           Little Rock, Arkansas 72204
                                 (501) 664-7745
                                 (501) 664-6135
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:
                              KENNETH S. ROSE, ESQ.
                       Morse, Zelnick, Rose & Lander, LLP
                                 450 Park Avenue
                            New York, New York 10022
                                 (212) 838-5030
                              (212) 838-9190 (FAX)

          Approximate date commencement of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.


 Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                                            Proposed Maximum
       Title of Shares                Amount           Proposed Maximum        Aggregate            Amount of
       to be Registered               to be               Aggregate             Offering          Registration
                                    Registered        Price Per Share(2)        Price(2)               Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value        2,022,313 shares        $0.56                $1,132,495             $  343.18

---------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par             12,332,525 shares        $0.56                $6,906,214             $2,092.60
value,  issuable upon
conversion of outstanding
Convertible Equity
Debentures and exercise
of outstanding common
stock purchase warrants(1)
---------------------------------------------------------------------------------------------------------------------
Totals                              14,354,838 shares        $0.56                $8,038,709             $2,435.98(3)
=====================================================================================================================

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional indeterminable number of shares of Common Stock as may become issuable upon exercise or otherwise in respect of the Convertible Equity Debentures of the Registrant.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the common stock on the NASDAQ SmallCap Market on May 28, 1997.
(3)  $2,858.74 was paid with the initial filing of this Registration Statement.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION - DATED MAY 30, 1997

PROSPECTUS

                                14,354,838 Shares
                         Consolidated Eco-Systems, Inc.
                                  Common Stock
                           (Par Value $.001 Per Share)

     This Prospectus relates to 14,354,838 shares (the "Offered Shares") of common stock, par value $.001 per share (the "Common Stock"), of Consolidated Eco-Systems, Inc., formerly named Exsorbet Industries, Inc., an Idaho corporation (the "Company"), which Offered Shares may be offered from time to time by and for the account of certain shareholders and Kenneth and Carolyn McDonald, Larry and Marilyn Woodcock and Western Continental, Inc.(collectively, the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any of the proceeds from the sale of the Offered Shares. Expenses incurred in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering described herein, not including certain expenses such as commissions and discounts of underwriters, dealers and agents, will be paid by the Company. See "Selling Shareholders," "Use of Proceeds" and "Plan of Distribution."

     The Offered Shares may be sold from time to time by the Selling Shareholders, provided a current registration statement with respect to such securities is then in effect. Of the 14,354,838 Shares being offered hereby by the Selling Shareholders, 2,022,313 of the Offered Shares are currently outstanding, and 12,132,525 of the Offered Shares are issuable upon conversion of the Convertible Equity Debentures assuming the conversion rate on the date of this Prospectus and 200,000 of the Offered Shares are issuable upon exercise of outstanding Common Stock Purchase Warrants at an exercise price of $0.625 per share. Such number of shares issuable upon conversion of the Convertible Equity Debentures is presently indeterminable and is being estimated for the purposes of this Prospectus. The Registration Statement of which this Prospectus is a part covers such indeterminable number of shares which may be issuable upon exercise or otherwise in respect of the Convertible Equity Debentures. The Convertible Equity Debentures bear interest at a rate of 8% per annum and are due two years from original the date of issuance (the "Convertible Debentures"). See "Plan of Distribution."

     The Common Stock is listed on the NASDAQ SmallCap Market ("Nasdaq SmallCap") under the symbol "EXSO." On May 28, 1997, the closing sale price of the Common Stock was $0.56 per share.

     The Offered Shares may be offered for sale from time to time by the Selling Shareholders to or through brokers, dealers or underwriters acting as principals or agents or directly to other purchasers or through agents in one or more transactions on the Nasdaq SmallCap or any other stock exchange on which the Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Shareholders and any brokers and dealers through whom sales of the Offered Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Plan of Distribution."

     See "Risk Factors" commencing on page 11 for information that should be considered regarding the securities offered hereby.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is June, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements (if required) and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act, with respect to the Offered Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the Appendices thereto, certain parts of which were omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the content of any contractor other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Appendix to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                TABLE OF CONTENTS
                                                                           Page
Available Information                                                       2
Incorporation of Certain Documents by Reference                             3
The Company                                                                 4
Recent Developments                                                         4
Risk Factors                                                                5
Use of Proceeds                                                             9
Selling Shareholders                                                        9
Plan of Distribution                                                        11
Legal Matters                                                               12
Experts                                                                     12
Transfer Agent                                                              12
Reports to Shareholders                                                     12

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus or in the documents incorporated herein by reference in connection with the offering made hereby and, if given or made, such information or representations should not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or any offer to or solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus or any sale made under this Prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 0-25970) are incorporated by reference in this Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A (the "Company's 1996 Form 10-K");

     2.   Quarterly Report on Form 10-Q for the Quarter ended March 31, 1997.

     3. The description of Common Stock contained in its Registration Statement on Form 10, filed with the Commission on May 2, 1995, as amended by Form 10, filed with the Commission on September 8, 1995;

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to the Company, Corporate Secretary, 6807 West 12th Street, Little Rock, Arkansas 72204, (501) 664-7745.

                                   THE COMPANY

     Consolidated Eco-Systems, Inc. (the "Company") provides a broad range of environmental, industrial and technical services which include environmental remediation, industrial clean-up, emergency response, recycling and various specialized environmental services. These services are provided through a network of subsidiaries (the "Subsidiaries"), each of which tends to specialize in providing specific types of environmental, industrial and technical services to clients, individually or in combination with related services of the other Subsidiaries.

     The Company presently conducts substantially all of its business through seven of its Subsidiaries whose operations are primarily based in the states of Arkansas, Texas, Mississippi, Alabama, Florida, Louisiana, Ohio and Pennsylvania. These Subsidiaries are Consolidated Environmental Services, Inc. ("CESI"), Cierra, Inc., Exsorbet Technical Services, Inc. d/b/a SpilTech Services, Inc. ("SpilTech"), Eco-Acquisition, Inc. d/b/a Eco-Systems, Inc. ("Eco-Systems"), Larco Environmental Services, Inc. ("Larco"), K.R. Industrial Service of Alabama, Inc. ("KRISA"), and 7-7, Inc. ("7-7"). CESI, Cierra, SpilTech and Eco-Systems were formed or acquired by the Company in 1995. Larco, KRISA and 7-7 were acquired by the Company in 1996. The Company's principal office is located at 6807 West 12th Street, Little Rock, Arkansas 72204 and its telephone number is (501) 664-7745.

     The Company, originally incorporated in Idaho in 1930 as Sentinel Mines Corporation, commenced its environmental business operations in late November 1993 when it acquired, and assumed the name of, Exsorbet Industries, Inc. whose principal business was the manufacture and sale of a product used in the clean up of hydrocarbon spills. On January 23, 1997, the Company changed its name to Consolidated Eco-Systems, Inc.

     On April 20, 1995, the Company formed Exsorbet Technical Services, Inc. which is in the business of providing emergency spill response and industrial services. After the Company acquired CESI on September 27, 1995, Exsorbet Technical Services, Inc. began conducting its operations under the name SpilTech. Its offices are located in Euless, Texas and Little Rock, Arkansas.

     On September 27, 1995, the Company acquired CESI, an environmental services company, specializing in site remediation, dewatering and pond solidification and hazardous waste clean-up, with offices in Dallas, Texas and Little Rock, Arkansas. CESI was an 80% stockholder of Cierra, an environmental consulting firm, at the time of the acquisition; it has since acquired the remaining 20% and, accordingly, is now the sole stockholder of Cierra.

     On December 28, 1995, the Company acquired Eco-Systems, an environmental consulting/engineering firm, comprised of scientists and engineers specializing in remedial investigations, remediation engineering, air quality, waste water, regulatory compliance, solid waste engineering, litigation support/expert testimony, environmental resources and industrial hygiene and safety. Eco-Systems offices are located in Jackson, Mississippi and Houston, Texas.

     On June 26, 1996, the Company acquired Larco, a company which provides industrial services to petrochemical, manufacturing and transportation industries along the Texas and Louisiana industrial belt and northward along the Mississippi River and connected inland waterways. Larco had also been active in the clean-up and mitigation of oil and other spills, but divested itself of that portion of its business on February 27, 1997 due to reduced demand for emergency response service. (See "Business - Recent Developments: Sale of Larco Emergency Response Equipment"). Larco's offices are in Sulphur and Baton Rouge, Louisiana.

     On June 27, 1996, the Company acquired KRISA, an industrial service company which provides boiler clean-out and rehabilitation for utility companies and other clients using specialized techniques. KRISA has offices in Mobile, Birmingham, Decatur and Double Springs, Alabama and Panama City, Florida.

     On September 30, 1996, the Company acquired 7-7, a company which offers a wide range of environmental services, including environmental remediation, barge cleaning, industrial maintenance and hazardous waste recycling. 7-7 licenses a liquification process (the "Liquification Process") which recycles coal tar and petroleum tar sludges into a commercially usable product and which has applications for the steel industry, petroleum and chemical refineries, utility power plants, wood treatment facilities and Superfund sites. 7-7 is based in Wooster, Ohio.

Products and Services

     The Company offers substantially all of its products and services through its Subsidiaries, each of which tends to specialize in serving different phases of a client's environmental, industrial and technical needs. In addition, the Company offers the product Exsorbet, through an exclusive manufacturer and distributor (see "Manufacturing and Marketing of Exsorbet" below). The Company also maintains ongoing contact with state and federal environmental regulators in order to obtain insight into the interpretation of constantly evolving regulations and regulatory developments. The Company's services and product and the Subsidiaries or distributor, as the case may be, through which they are offered are as follows:

     Environmental Remediation and Management Services. The Company's environmental services, which it offers through CESI, include hazardous waste management, sludge management and dewatering, composting, tank cleaning and dismantlement, underground storage tank closure, landfill and impoundment capping, contaminated soil and water treatment, civil construction, groundwater system installation, slurry walls, demolition and decontamination.

     Environmental Consulting. The Company provides diversified environmental consulting and engineering services, primarily through Eco-Systems, which specializes in remedial investigations, remediation engineering, air quality, waste water, regulatory compliance, solid waste engineering, litigation support/expert testimony, environmental resources and industrial hygiene/safety. Eco-Systems also performs preliminary project evaluation and environmental and technical services prior to the performance by CESI of contracting and waste management services on the same project. Because of the wide range of expertise of its consultants, Eco-Systems is able to, and does, serve clients in a broad base of industries, including: petrochemicals; agricultural chemicals; oil exploration, refining and marketing; gas pipelines; pulp and paper/forest products; manufacturing; waste disposal and management; state and local government; and law firms. Its consultants and engineers have expertise in environmental engineering, materials engineering, chemical engineering, hydrogeology, computer-aided drafting and design, civil engineering, geology, archaeology and physics.

     Emergency Spill Response. The Company provides emergency spill response and industrial services primarily through SpilTech. These services are intended to minimize the adverse impacts of a toxic substance release to the surrounding population, minimize the extent of surrounding property destruction and minimize clean-up costs.

     Environmental Consulting and Compliance Audits. Cierra is an environmental consulting firm based in Little Rock, Arkansas which provides an integrated system of environmental services, including: phase I audits for real estate transactions; underground storage tank closure investigations; and compliance audits. Cierra's employees have diverse backgrounds applicable to the environmental field with expertise in the areas of agriculture, biology, chemistry, geology, hydrology, toxicological evaluations and wetlands evaluations.

     Manufacture and Marketing of Exsorbet. The Company's only product is Exsorbet which is an organic, peat moss-based absorbent material used primarily to clean up oil and other hydrocarbon based materials. It is distinguished from other peat moss absorbents in that the proprietary drying process by which it is manufactured results in its being capable of absorbing hydrocarbons at a greater capacity than many competing sorbent products. In addition, the Company believes that it is produced at a lesser cost than most other peat moss absorbents. Its largest target markets consist of companies in need of environmental remediation resulting from petroleum contaminated waste and companies in need of industrial absorbents.

     The Company itself manufactured and marketed Exsorbet until June 26, 1995. On that date, it entered into an agreement with Waste Solutions Corporation ("WSC"), an Illinois corporation with its principal place of business located in Brookfield, Illinois, pursuant to which WSC became the exclusive distributor of Exsorbet in the continental United States. On July 11, 1996, the Company and WSC entered into a new agreement which also provides for WSC to lease the Company's manufacturing facility at Mulberry, Arkansas and to assume the exclusive manufacturing, in addition to the distribution, responsibilities for this product. The lease arrangement runs until June 30, 1999 and is subject to earlier termination if certain events occur.

     Industrial Cleaning Services. The Company provides on-site industrial environmental cleaning services through different techniques selected to best meet the needs of its clients. Through Larco, the Company utilizes wet and dry vacuum trucks to perform tank cleaning, sludge removal, industrial hydroblasting and dewatering, as well as waste transportation and roll-off box transportation services, mainly to clients in petroleum transportation, refining and production; paper manufacturing; chemical manufacturing; and storage and municipal utilities. In addition, through utilization of KRISA's specialized hydroblasting techniques, the Company is able to provide on-site industrial environmental cleaning services on an "on-line" basis which enables its clients, principally electrical utility companies and other boiler dependent operations, to continue their operations without a total shutdown of their boilers.

     Waste Recycling. The Company offers a wide range of environmental services through 7-7, including site remediation, barge cleaning, industrial maintenance and waste recycling, utilizing, among other things, its Liquification Process which it has developed to recycle (either on site or off site) tar sludges into commercially usable products, namely viable feedstocks, such as high-BTU fuel stock. Currently, 7-7 has three liquification units, one of which is a permanent facility located in Cleveland, Ohio with a capacity of up to 300 tons per day and two of which are mobile units, available for specific projects, with capacities of 100 to 150 tons each per day. The Liquidation Process has applications for the steel industry, petroleum and chemical refineries, utility power plants, wood treatment facilities and Superfund sites.

Patents

     The Company has a license for the use of three patents utilized in recycling coal tar into a commercially usable product. There can be no assurance that similar processes will not be developed that would allow competitors to better compete with the Company in this area. The Company does not believe that any such events would have a material adverse effect on it.

Regulation

     Substantially all of the Company's business operations are subject to extensive laws and regulations promulgated by the Federal, state and local governments and regulatory authorities dealing with the discharge of materials into the environment or otherwise relating to the protection of the environment. The Company believes that it is in compliance in all material respects with all such laws and regulations.

Marketing and Distribution

     The Company promotes its services and product through direct personal contact, direct mailings and telephone solicitations. In 1996, the Company hired a National Sales Manager whose principal current responsibilities involve the active promotion of the liquification/recycling services of 7-7 and more effective cross-selling among its various Subsidiaries. The Company also has four additional persons whose primary responsibilities involve sales and marketing.

     The Company distributes Exsorbet through an exclusive manufacturing/distribution agreement with WSC. (See "Business - Products and
Services: Manufacture and Marketing of Exsorbet" above).

Backlog

     The Company, through its Subsidiaries, had approximately $12.6 million in backlog projects at March 31, 1997, comprised of approximately: $1.1 million for CESI; $2.8 million for Eco-Systems; $0.2 million for SpilTech; and $8.5 million for 7-7.

     The reduction of approximately $8 million in backlog from that reported in the Company's fourth quarter of 1996 is primarily attributable to the Company's decision to exclude from backlog any agreements primarily based on labor and materials because of the inherent difficulty in estimating future revenues from that type of agreement. Such agreements are the primary sources of revenues of KRISA and Larco, neither of whose revenues have decreased.

Competition

     The environmental services industry is heavily regulated on the state and federal levels and is characterized by intense competition. Many companies of all sizes are engaged in activities similar to those of the Company (including the Subsidiaries), and many of the Company's competitors have substantially greater assets and capital resources than the Company. The Company operates primarily in the region of Alabama, Arkansas, Louisiana, Mississippi, Ohio, Pennsylvania and Texas. The Company seeks to distinguish its services by (i) providing timely, high quality and cost-effective solutions to the various environmental issues facing its clients, (ii) maintaining long-term relationships with its clients, and (iii) utilizing technology to provide state of the art services in accordance with applicable regulatory standards. In addition, the Company believes that certain of its services, such as the recycling Liquification Process and its specialized hydroblasting technique, are unique enough to give it a competitive edge when appropriately marketed. (See "Business - Marketing and Distribution" above). There can be no assurance, however, that the Company will compete successfully against its competitors, given the size, resources and marketing capabilities of many of such companies.

Litigation

     On October 28, 1994, certain former employees of the Company filed suit against the Company in the Circuit Court of Crawford County, Arkansas seeking $50,000 in actual damages and $2,500,000 in punitive damages for violations of the Arkansas Civil Rights Act and for the common law tort of outrage. The plaintiffs claim that they were sexually harassed by a supervisor formerly employed by the Company. Management believes that the suit is without merit and that any adverse judgment will not have a material adverse effect on the Company.

     Effective December 10, 1996, the Company placed Charles E. Chunn, Jr., its then chief financial officer, on paid administrative leave. Subsequent thereto, on March 10, 1997, the Company commenced an action against Mr. Chunn in the Chancery Court of Sebastian County, Arkansas seeking rescission of employment and deferred compensation agreements, restitution of all amounts paid to Mr. Chunn under such agreements, a declaratory judgment to the effect that the Company has no further obligation to Mr. Chunn under any of such agreements and an accounting. Mr. Chunn has filed counterclaims seeking an unspecified amount of damages, additional shares of the Company's Common Stock and attorneys' fees. The Company believes that it has meritorious defenses to Mr. Chunn's counterclaims. If, however, Mr. Chunn were to prevail in the assertion of all of his counterclaims, the ultimate outcome of this action would have a material adverse effect on the Company. The Company intends to aggressively assert and prosecute its claims and defend against all of Mr. Chunn's counterclaims.

     On February 10, 1997, Alabama Insurance Exchange ("AIE"), filed an action against the Company, Consolidated Environmental Services, Inc., Eco-Systems, Larco, 7-7, and Robert Vick, a director and officer of the Company, in the Circuit Court of Jefferson County, Alabama. AIE contends that it was engaged as the exclusive insurance broker of record for the Company and its subsidiaries and that the Company breached this agreement by rescinding the broker of record engagement. AIE seeks actual and punitive damages for breach of contract, quantum meruit, conversion, intentional interference with a business contract, promissory misrepresentation, and conspiracy to defraud. Although this matter is in its very early stages, the Company believes that it has valid defenses to the claim and that its outcome will not have a material adverse effect on the Company. The defendants, including the Company, have removed this action to the United States District Court in Birmingham, Alabama. No trial date has been set.

     On or about February 18, 1997, Perma Fix-Environmental Services, Inc. and Perma-Fix, Inc., (collectively "Perma-Fix") filed an action against the Company in the United States District Court for the Northern District of Texas, Wichita Falls Division. Perma-Fix contends that the Company has misappropriated a secret procedure that Perma-Fix contends is proprietary to it. Perma-Fix also contends that employees of SpilTech who were formerly employed by Perma-Fix have disparaged the services and business of Perma-Fix by the use of false or misleading misrepresentations. Perma-Fix also contends that the Company breached an agreement with Perma-Fix to refrain from soliciting or inducing any customer of Perma-Fix to use the services of the Company. Perma-Fix further alleges that the Company has received benefits by virtue of misappropriation of its confidential information and that the Company should be required to provide these benefits to Perma-Fix. The suit seeks actual damages in excess of $50,000, injunctive relief, unspecified punitive damages, court costs, and attorney's fees. The Company believes that it has valid defenses to the claim and that its outcome will not have a material adverse effect on the Company.

     A civil action was brought in the District Court of Harris County, Texas in 1996 against Larco, as well as several other emergency response and/or other environmental companies, by certain law enforcement officers who contend that they were injured by fumes emitted from burning oil. The plaintiffs are seeking unspecified damages for failure by such companies to warn the law enforcement officers about dangers from the burning fumes after an explosion on or near the San Jacinto River in southern Texas. The Company believes that it has valid defenses to the claim and that its outcome will not have a material adverse effect on the Company.

     A patent infringement action was brought against Larco seeking damages and injunctive relief. The Company's insurance carrier has assumed the defense of this action. The Company believes that any recovery will be covered by insurance.

     The Company is also party to certain litigation in the ordinary course of its business. The Company does not believe that any such proceedings will have a material adverse impact on its operations.

                               RECENT DEVELOPMENTS

     In May 1997, the Company entered into modification agreements with the 19 holders of $5 million of 8% convertible debentures of the Company issued during December 1996 and January 1997. Pursuant to the modification agreements, the Company issued new debentures to 14 of such holders in the approximate principal amount of $3,339,000 in exchange for the surrender of $2,637,500 of outstanding debentures and the waiver by the debenture holders of liquidated damages in the approximate amount of $225,000 and the release by such debenture holders of certain potential claims against the Company. Further, the Company issued 104,954 shares of its Common Stock to the remaining five holders in payment of contractual liquidated damages in connection with the late registration of the shares of common Stock issuable upon conversion of such holders debentures.

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative and involves a high degree of risk. In addition to the other information contained in this Prospectus and incorporated herein by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking information as a result of various factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

Operating Losses

     The Company experienced $718,000 of operating losses during 1996. No assurance can be given that the Company will not continue to incur operating losses.

Limited Operating History and Risks of Development

     The Company re-organized its activities and acquired or formed all of its Subsidiaries in 1995 or 1996. Prior to that time, the Company had engaged primarily in the production of its peat moss based product for the clean-up of oil and hydrocarbon spills, marketed under the name "Exsorbet." Except for this experience, the Company had little or no experience in environmental pollution, reclamation, and remediation prior to such time. While these recent acquisitions are seen as favorable for the Company, the acquisitions have increased operating expenses significantly for the Company. There can be no assurance that the Company will be able to conduct profitable operations in the future. Results of operations in the future will be influenced by numerous factors, including, without limitation, technological developments, increases in expenses associated with sales growth, market acceptance of the Company's services, the capacity of the Company to expand and maintain the quality of its products and services, competition, governmental regulation, and the ability of the Company to control costs. There can be no assurance that revenue growth or profitability on a quarterly or annual basis will be sustained.

Additionally, the Company will be subject to all the risks incident to a rapidly developing business with only a limited history of operations. Prospective investors should consider the frequency with which relatively newly developed and/or expanding businesses encounter unforeseen expenses, difficulties, complications and delays, as well as such other factors such as the possibility of competition with larger companies.

Limited Liquidity; Need for Additional Financings

     The Company's continued operations will depend upon revenues, if any, from operations and the availability of equity or debt financing. The Company has no commitments for additional financing. Further, there can be no assurance that the Company will be able to generate levels of revenues and cash flows sufficient to fund operations or that the Company will be able to obtain additional financing on satisfactory terms, if at all, to meet its financial obligations as they become due.

Future Sales of Common Stock

     The Company is unable to predict the effect that sales of restricted Common Stock of the Company made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect. In March 1996, Floyd Leland Ogle, a former President of the Company, gifted 1,458,100 shares of the Company's Common Stock and an immediately exercisable option for 50,000 shares of the Company's Common Stock to a trust (the "Trust") for the benefit of his wife. The trustee, First Commercial Trust Co., N.A. (the "Trustee"), as provided in the trust agreement must liquidate the Trust's holdings by March of 1998 or as soon as practicable as permitted by applicable law. The trust agreement provides that the Trustee will attempt to sell approximately 3,000 shares of the Common Stock each day until the shares held by the Trust are sold. The average trading volume for the Common Stock since January 1, 1996 has been approximately 91,000 shares per day. Accordingly, the sale of the substantial number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. As of April 30, 1997, the Trust beneficially held 774,600 shares of Common Stock.

New Industry

     The Pollution/Reclamation/Remediation/Industrial Service industry is an emerging business characterized by an increasing number of market entrants. As is typically the case in an emerging industry, demand and market acceptance for services are subject to high levels of uncertainty. In light of the continually evolving nature of this industry, there can be no assurance as to the ultimate level of demand or market acceptance for the Company's products and services. In addition, there can be no assurance that the Company will successfully implement its business strategies, expand its training capacity, maintain the cost competitiveness of its services, meet its current marketing objectives or succeed in positioning its services as the desired means of delivery of Pollution/Reclamation/Remediation services.

Technological Changes

     The Pollution/Reclamation/Remediation/Industrial Service industry is subject to rapid technological changes and service obsolescence. The advent and development of other technology, in particular, could materially affect the manner in which products and services in the Pollution/Reclamation/Remediation field compete effectively. The Company must offer technologically oriented products and services that receive client acceptance and fulfill client needs. To the extent that the Company fails to keep up with technological advancements and enhancements comparable to and competitive with those made by others in the industry, the marketing of the Company's products and services may prove unsuccessful. There can be no assurances that the Company's products and services will not be rendered obsolete by changing technology or that the Company will be able to respond to advances in technology in a manner that will be commercially feasible.

Competition

     At the present time, the Pollution/Reclamation/Remediation/Industrial Service and related services industry in general is highly competitive and is expected to continue to be so in the future. The Company will be competing directly or indirectly with a large number of companies, certain of which may be larger, better capitalized and more established and may have greater access to resources necessary to build a competitive advantage. Although the Company believes that its products and services presently and prospectively can occupy a competitive market position, there can be no assurance that the Company will ever be able to effectively compete in this market.

Training and Difficulty of Maintaining Quality Control

     The Company will be required to continue to undertake extensive training of personnel upon expanding its operations so that Pollution/Reclamation/ Remediation/Industrial Service services may be provided in a professionally acceptable and consistent manner. The Company will also need to further develop its system of administration as well as personnel management in order to maintain the quality of products and services on a consistent basis. There can be no assurances that the Company will be able to achieve a level of consistency of its service personnel on a broad scale basis, or that the organization required to administer such initial and ongoing training will not involve substantial costs that will affect the ability of the Company to provide its products and services on a cost-effective basis.

Risks Associated with Expansion and Acquisitions

     The Company has made, and may make in the future, acquisitions of firms providing comparable services. Any acquisitions or expansion of operations the Company may undertake will entail substantial risks because they will involve specific operations that may be unfamiliar to the Company's management. At the present time, the Company has only limited management personnel, and its management has had limited experience in making acquisitions. Consequently, shareholders must assume the risk that the Company (i) may acquire or develop operations for which the Company does not possess sufficient managerial background to administer effectively, (ii) such acquisitions and expansion may ultimately involve expenditure of funds beyond the resources that will be available to the Company at that time and (iii) management of such new or expanded operations may divert management's attention and resources away from its existing operations, each of which factors may have a material adverse effect on the Company's present and prospective business activities.

Consolidation

     The Company intends to consolidate its operations to control costs and expenses. The extent of the consolidation requirements is not presently known. Management personnel have limited experience in consolidation of diversified companies. There can be no assurance that the consolidation will be cost effective or will reduce operating costs.

Dependence upon Key Personnel

     The success of the Company is highly dependent upon the continued services of each of Dr. Edward Schrader, Mr. Robert D. Vick, Mr. James J. Connors, Jr., Mr. Caleb Dana, Mr. Larry Woodcock, Mr. Cal Lowe, II, and Mr. Ken McDonald, each an executive officer of the Company. Although the Company has entered into employment agreements with each of these individuals, and has entered into employment agreements with various other skilled executives and employees, the loss of any of their services would have a material adverse effect on the business of the Company. The Company does not presently maintain "key man" insurance on the lives of any of such executives. There can be no assurances that the Company will be able to replace any of these key executives in the event that their services become unavailable.

Competition for Key Personnel

     The competition for recruitment of personnel in the Pollution/Reclamation/ Remediation/Industrial Service industry is continuous and highly intense. The Company's success will depend in part on its ability to recruit, train and retain highly skilled executive, technical and marketing personnel. There can be no assurances that the Company will, in fact, be in a position to secure and retain the services of such highly skilled personnel to support the Company's contemplated operating and products expansion program.

Possible Volatility of Stock Price

     The historical fluctuations in the market price of the Company's Common Stock indicate that the market price of the Company's Common Stock may be highly volatile. Factors such as fluctuations in the Company's operating results, relationships with present and potential distributors, announcements of technological innovations or new products introduced by the Company or its competitors, and changes in market conditions and in the economy generally, may have a significant impact on the market price of the Company's Common Stock.

Effect of Outstanding Options

     As of April 15, 1997, the Company had granted stock options to purchase an aggregate of 3,527,469 shares of Common Stock, which have exercise prices ranging from $0.25 to $8.00 per share and a weighted average exercise price of $2.28. The Company has been advised that of such options, up to 600,000 options may have been issued in violation of Idaho law and, accordingly, may be null and void. In such event, there would be outstanding options to purchase an aggregate of 2,927,469 shares of Common Stock with a weighted average exercise price of $1.64 per share. To the extent that these outstanding securities are exercised or converted, dilution of the percentage ownership of the Company's shareholders will occur. Sales in the public market of Common Stock underlying the options and warrants may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company may be able to obtain additional equity capital or debt financing may be adversely affected because the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding securities.

Prohibition Against Further Indebtedness

     As part of the financing of the acquisition of 7-7, the Company entered into an Assignment and Security Agreement with APS pursuant to which the Company granted a security interest in all the assets and the issued and outstanding stock of 7-7 to APS (the "Collateral"). Pursuant to such agreement, the Company also agreed not to create, incur, assume or become liable in any manner for any indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor of the debt of another, or otherwise) other than to APS without APS's prior written consent, except for trade debts incurred in the ordinary course of business. APS has consented to the issuance of the Convertible Debentures. However, there can be no assurance that APS will consent to any future incurrence of indebtedness.

Debt to Certain Officers, Insiders, and Others.

     The Company is indebted to certain officers, insiders, or others pursuant to notes or agreements which remain presently due but unpaid. Such debts include obligations to Larry Woodcock, Calvin F. Lowe, Sr., Calvin F. Lowe, II, James Hodgson, Gary Platek, Edward Kurzenberger, G. Howard Colingwood, and Waste Solutions Corp. Each of these individuals or entities has temporarily withheld efforts to collect on indebtedness of the Company. There can be no guarantee or assurance that further collection efforts will continue to be withheld.

No Dividends Anticipated to Be Paid

     The Company has not paid its shareholders any cash dividends since its inception and does not anticipate paying cash dividends to its shareholders in the foreseeable future. The future payment of dividends is directly dependent upon future earnings of the Company, its financial requirements and other factors to be determined by the Company's Board of Directors. For the foreseeable future, it is anticipated that any earnings that may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to shareholders.

Limited Market for the Company's Securities

     There is currently only a limited trading market for the Common Stock. The Common Stock trades on the Nasdaq SmallCap Market System under the symbol "EXSO," and is subject to substantial restrictions and limitations. There can be no assurance that more than a limited market will ever develop for the Common Stock.

Governmental Regulation

     The Pollution/Reclamation/Remediation industry is subject to stringent oversight and regulation by local, state, and federal regulatory agencies. The Company cannot be assured that the regulations currently in force will not be changed or altered. A change in any regulations, or more stringent regulations or governmental oversight, could substantially increase the operating costs of the Company.

"Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. If the Securities offered hereby are removed from listing on NASDAQ at any time following the Effective Date, the Securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such Securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the Securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Securities and may affect the ability of purchasers in this offering to sell the Securities in the secondary market.

Risks Associated with Forward-Looking Statements Included in this Prospectus.

     This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based, in part, on assumptions involving the continued expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Offered Shares.

                              SELLING SHAREHOLDERS

     The following table shows the names of the Selling Shareholders, the Offered Shares owned beneficially by each of them as of May 15, 1997, the number of Offered Shares that may be offered by each of them pursuant to this Prospectus and the number of Offered Shares and percentage of outstanding shares of Common Stock to be owned by each of them after the completion of this Offering, assuming all of the Offered Shares being offered are sold. Of the Selling Shareholders, Kenneth McDonald, Larry Woodcock and his wife, Marilyn Woodcock have material relationships with the Company. Mr. McDonald is an officer of the Company, Mr. Woodcock is an officer and director of the Company, and Ms. Woodcock is an officer of the Company. Except for Mr. McDonald and Mr. and Mrs. Woodcock, none of the Selling Shareholders were an officer or director of the Company or, to the knowledge of the Company, had any material relationship with the Company within the past three years.

Selling Shareholders                         Number                      Number of
                                               of          Number of      Shares           Percentage     Percentage
                                             Shares       Shares that   Beneficially      Beneficially   Beneficially
                                           Beneficially     May be     Owned after the    Owned Before   Owned After
                                             Owned          Sold**        Offering        the Offering   the Offering
                                          ------------   ------------   ------------      ------------   ------------
The Shaar Fund, Ltd., acting in its          0           3,241,276           0                    16.9%            *
capacity as agent for certain non-U.S
persons (1)

Julius Baer Securities, Inc., acting         0           2,022,134           0                    11.3%            *
in its capacity as agent for certain
non-U.S. persons (2)

Duane K. Boyd, Jr. Trust (3)                 0             302,916           0                     1.9*            *

Kenneth Shifrin (4)                          0             242,333           0                     1.5%            *

MPW Partners(5)                              0             242,333           0                     1.5%            *

Coutts & CO AG. Zurich (6)                17,728           480,974           0                     2.9%            *

Sovereign Partners L.P. (7)                  0           1,315,544           0                     7.6%            *

CEFEO Investments (8)                     27,894           675,116           0                     4.1%            *

IHAG Industrie and Handelsbank (9)        45,614         1,124,085           0                     6.6%            *

COOK & CIE S.A. (10)                       5,473           134,890           0                        *            *

Stanley Dickson (11)                         0             592,509           0                     3.6%            *

Brasidas Management Unlimited                0             254,937           0                     1.6%            *
Trust (12)

J&B Associates Profit Sharing Plan &       8,245           233,709           0                     1.3%            *
Trust (13)

Windward Island Ltd. (14)                    0             916,117           0                     5.7%            *

S.H. Developments LTD. (15)                  0             617,606           0                     3.7%            *

Kenneth and Carolyn McDonald              545,338          545,338           0                     3.4%            *

Western Continental, Inc.                  20,000           20,000           0                        *            *

Larry and Marilyn Woodcock              1,352,021        1,352,021           0                     8.5%            *

----------

* Less than 1%.
** Also includes such presently indeterminable number of shares of Common Stock as may be issuable upon conversion or otherwise in respect of the Convertible Equity Debentures and Common Stock Purchase Warrants held by certain Selling Shareholders.

1 Includes 3,041,276 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus and 200,000 shares issuable upon conversion of outstanding Common Stock Purchase Warrant exercisable at $0.625 per share.
2 Includes 2,022,134 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
3 Includes 302,916 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
4 Includes 242,333 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
5 Includes 242,333 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
6 Includes 463,246 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
7 Includes 1,315,544 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
8 Includes 647,222 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
9 Includes 1,078,471 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
10 Includes 129,417 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
11 Includes 592,509 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
12 Includes 254,937 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
13 Includes 215,464 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
14 Includes 967,117 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.
15 Includes 617,606 shares issuable upon conversion of outstanding Convertible Debentures, assuming the conversion rate as of the date of this Prospectus.

                              PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from the sale of the Offered Shares. It is anticipated that the Selling Shareholders will offer the securities described herein in the manner set forth on the cover page of this Prospectus from time to time to or through brokers, dealers, or underwriters acting as either principals or agents or directly to other purchasers or through agents in one or more transactions on the Nasdaq SmallCap or any other stock exchange on which the Common Stock is listed, in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. The Selling Shareholders will bear the expenses of any distribution or resale, including the payment of any commission, discount, or transfer tax in connection with any resale. In addition, such distributions and resales may occur electronically, rather than through the issuance of certificates. The Selling Shareholders and any brokers and dealers through whom sales of the Offered Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The net proceeds to the Selling Shareholders from the sale of Common Stock so offered will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution borne by the Selling Shareholder.

     At any time a particular offer of Common Stock is made, to the extent required, the specific shares of Common Stock to be sold, the name of the Selling Shareholder, purchase price, public offering price, the names of any agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. Such Prospectus Supplement may, if necessary, be in the form of a post-effective amendment to the Registration Statement of which this Prospectus is a part, and will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.

     To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales by the Selling Shareholders and any other such person. Furthermore, under Rule 10b-6 of the Exchange Act, any person engaged in a distribution of Common Stock may not simultaneously engage in market making activities with respect to such securities for a period of two business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities offered hereby.

                                  LEGAL MATTERS

     The legality of the shares of the Common Stock being offered hereby will be passed upon for the Company by Sam Sexton III, general counsel of the Company.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus from the Company's 1996 Form 10-K have been so incorporated in reliance on the report of Moore, Stephens & Frost, independent auditors, given on the authority of said firm as experts in auditing and accounting, as set forth in their report thereon included therein and incorporated herein by reference.

                                 TRANSFER AGENT

     The Transfer Agent and Registrar for the Shares is Interwest Transfer Company, Salt Lake City, Utah.

                             REPORTS TO SHAREHOLDERS

     The Company distributes annual reports to its shareholders, including financial statements examined and reported on by independent auditors, and will provide such other reports as management may deem necessary or appropriate to keep shareholders informed of the Company's operations.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

     The table below sets forth the estimated expenses of the Company in connection with the issuance and distribution of the Common Stock covered by this Registration Statement.

     SEC Registration Fee.....................................     $  2,859
     Printing and Engraving Expenses..........................        5,000
     Legal Fees and Expenses (other than Blue Sky)............       35,000
     "Blue Sky" Fees and Expenses.............................        3,000
     Accounting Fees and Expenses.............................        5,000
     Miscellaneous............................................        9,141
                                                                   --------

       Total..................................................     $ 60,000

ITEM 15. Indemnification of Directors and Officers

     Article 8.01 of the Company's Bylaws as adopted on June 25, 1996, entitled "Directors and Officers Indemnification" provides for indemnification of directors and officers under certain circumstances. Section 8.01 provides as follows:

          "8.01 DIRECTORS AND OFFICERS INDEMNIFICATION. Every person who was or is a party or is threatened to be made a party or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible against all expenses, liabilities and losses (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any lawful manner by such person. Such right of indemnification shall not be exclusive of any other right which such director or officer may have or hereafter acquire and, without limiting the generality of such statement, he shall be entitled to his rights of indemnification under any agreement, vote of stockholders, provision of law, or otherwise, as well as his rights under this paragraph. The board of directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have power to indemnify such person. The provisions of this paragraph shall, however, be inapplicable to provide any indemnification to any officer or director for any liability resulting from theft or embezzlement of corporate funds, property, or assets or otherwise inapplicable if indemnification is otherwise restricted by applicable statute."

Item 16. Exhibits


Exhibit
Number Description
------ -----------

 **5.1 Opinion of Sam Sexton III

 *10.1 Promissory Note, in the stated principal amount of $3,300,000, dated
       November 26, 1996 by Exsorbet Industries, Inc., an Idaho corporation in favor of American Physicians Service Group, Inc., a Texas corporation.

 *10.2 Form of Convertible Equity Debenture

 *10.3 Form of Securities Purchase Agreement

 *10.4 Form of Registration Rights Agreement

**10.5 Form of Modification Agreement

**23.1 Consent of Cooper, Shuffield & Company

**23.2 Consent of Moore, Stephens & Frost

**23.3 Consent of Sam Sexton III (included in Exhibit 5.1)

   *24 Power of Attorney

----------
*  Previously filed.
** Filed herewith.

Item 17. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on May 29, 1997.

                                   CONSOLIDATED ECO-SYSTEMS, INC.


                                   By: /s/ James J. Connors, Jr.
                                       -------------------------------------
                                       JAMES J. CONNORS, JR.
                                       Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                              Title                                                                 Date

/s/               *
------------------------------------
EDWARD M. PENICK, JR.                  Chief Financial Officer (Principal Financial                    May 29, 1997
                                        and Accounting Officer)


/s/               *
------------------------------------
JAMES J. CONNORS, JR.                  Chief Executive Officer, President and Director                 May 29, 1997
                                       (Principal Executive Officer)


 /s/              *
------------------------------------
ROBERT D. VICK                         Director                                                        May 29, 1997


/s/               *
------------------------------------
DR. EDWARD L. SCHRADER                 Director and Chairman of the Board                              May 29, 1997


/s/ SAM SEXTON III
------------------------------------
SAM SEXTON III                         Director                                                        May 29, 1997


/s/               *
------------------------------------
LARRY J. WOODCOCK                      Director                                                        May 29,1997


 *By: /s/ Sam Sexton III
      ------------------------------
          SAM SEXTON III,
          Attorney-in-fact